Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement on Form S-3 No. 333-1678222 and related Prospectus for the registration of 1,383,400 common shares and 300,000 common share purchase warrants of its common stocks and to the incorporation by reference therein of our report dated July 15, 2010, with respect to the consolidated financial statements of ES Cell International Pte Ltd for the fiscal years ended March 31, 2010 and 2009, which report is included in the Form 8-K/A-1 of BioTime, Inc. dated July 15, 2010, filed with the Securities and Exchange Commission.

/s/  Ernst & Young LLP
Singapore
November 30, 2010